DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                             September 30,        December 31,
                                 1997               1996
ASSETS

CASH AND CASH EQUIVALENTS     $1,586,714         $1,455,407
PROPERTY                       7,884,767          8,283,118
OTHER ASSETS                     139,609             72,944

TOTAL                         $9,611,090         $9,811,469

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $2,015,123         $2,008,655

PARTNERS' EQUITY:
General Partners                 (66,067)           (64,000)
Limited Partners               7,662,034          7,866,814
     Total partners' equity    7,595,967          7,802,814

TOTAL                         $9,611,090         $9,811,469

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                              September 30,      September 30,
                                  1997               1996
REVENUES:
Rental Income                   $661,428           $678,061
Interest                          14,051             11,844
     Total revenue               675,479            689,905

EXPENSES:
Operating Expenses               357,450            333,821
General and administrative        46,787             39,999
     Total expenses              404,237            373,820

NET INCOME                      $271,242           $316,085

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $268,530           $312,924
    General partners               2,712              3,161
TOTAL                           $271,242           $316,085

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $8.45              $9.85

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).
[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


                                September 30,    September 30,
                                    1997             1996


REVENUES:

Rental Income                    $1,948,700       $1,976,345
Interest                             37,486           31,999
Total revenues                    1,986,186        2,008,344

EXPENSES:

Operating Expenses                1,059,659        1,014,760
General and administrative          170,254          158,002
Total expenses                    1,229,913        1,172,762

NET INCOME                          756,273          835,582

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                    748,710          827,226
General partners                      7,563            8,356
TOTAL                               756,273          835,582

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     $23.56           $26.03

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION         31,783           31,783

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995     ($60,475)     $8,215,788   $8,155,313

NET INCOME                         8,356         827,226      835,582
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1996    ($61,749)     $8,089,524   $8,027,775

EQUITY AT DECEMBER 31, 1996     ($64,000)     $7,866,814   $7,802,814

NET INCOME                         7,563         748,710      756,273
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1997    ($66,067)     $7,662,034   $7,595,967


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                    September 30,      September 30,
                                        1997               1996

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 756,273        $ 835,582
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        403,895          403,896
  Changes in assets and liabilities:
  Increase in other assets               (66,665)         (58,137)
     Increase in liabilities               6,468          199,928
Net cash provided by operating
  activities                           1,099,971        1,381,269

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment      (5,544)        (139,639)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (963,120)        (963,120)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        131,307          278,510

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,455,407        1,132,783
At end of period                      $1,586,714       $1,411,293

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of September 30, 1997, and for the periods ended September 30, 1997 and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of September 30, 1997, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,828,454
        Furniture and Equipment                2,799
        Total                             12,921,135
        Less: Accumulated Depreciation   ( 5,036,368)
        Property - Net                   $ 7,884,767


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.